CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-161567, 333-81638, 333-91660, 333-127861, 333-170661, 333-170664 and 333-178068) of MeadWestvaco Corporation of our report dated February 27, 2012, except with respect to our opinion on the consolidated statements of comprehensive income and consolidated financial statements insofar as it relates to the effects of the spin-off of the Consumer and Office Products business and the change in composition of reportable segments discussed in Notes R and T of the consolidated financial statements, respectively, as to which the date is October 30, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated October 30, 2012.

PricewaterhouseCoopers LLP

Richmond, Virginia

October 30, 2012